UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 3, 2019

Ra Medical Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38677	38-3661826
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2070 Las Palmas Drive

Carlsbad, California 92011

(Address of principal executive offices, including zip code)

(760) 804-1648

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RMED	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2019, the Compensation Committee (the “Committee”) of  the Board of Directors of Ra Medical Systems, Inc. (the “Company”) approved the award of a cash retention bonus (the “Retention Bonus”) of $179,220 to Andrew Jackson, the Company’s Interim Chief Executive Officer and Chief Financial Officer. The Retention Bonus is payable in four (4) equal installments on December 15, 2019, March 31, 2020, June 30, 2020, and September 30, 2020, in each case, subject to Mr. Jackson’s continued service to the Company. If Mr. Jackson is terminated without "cause" or resigns for "good reason" (as such terms are defined in the Company's standard form of severance agreement), then any unpaid amounts of the Retention Bonus will be paid if Mr. Jackson executes a release of all claims against the Company.  The Retention Bonus is in addition to any bonus to which Mr. Jackson may be entitled under the Company's Executive Bonus Plan.

Item 8.01   Other Events.

The Company’s Chairman, Martin Colombatto, and Board members William Enquist, Richard Mejia, Jr. and Mark Saad have elected to receive their 2020 retainer compensation in stock option grants, rather than cash.

The options will be automatically granted on January 5, 2020.  The number of options shall be computed by dividing each of such director’s expected 2020 annual retainer cash compensation by the value of an option to purchase one share of the Company’s common stock, and the options shall then vest 25% per quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RA MEDICAL SYSTEMS, INC.

Date: December 9, 2019	By:	/s/ Daniel Horwood
Daniel Horwood General Counsel and Secretary